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


                                                                     EXHIBIT 11


        SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER COMMON AND COMMON
                                EQUIVALENT SHARE

                                                                   YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------------
                                                        1996                1995                 1994
                                                   ---------------    -----------------    ---------------

Net income (loss)                                  $    806,000       $  (2,336,000)        $  (1,477,000)
                                                   ------------       --------------        --------------

Weighted average number of common shares
outstanding during the period                        13,461,602           12,352,235            10,554,228

Add:       Common equivalent shares
           determined using the "Treasury
           Stock" Method representing
           shares issuable upon exercise of
           stock options and warrants.                  437,991                   --                    --
                                                   ------------          -----------       ---------------

Weighted average number of common and
common equivalent shares outstanding                 13,899,593           12,352,235            10,554,228
                                                   ------------       --------------       ---------------


Earnings (loss) per common and common equivalent
share                                              $        .06        $        (.19)      $         (.14)
                                                   ============       ===============      ==============
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